Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made and entered into between Shehnaaz Suliman (“Employee”), for herself and her agents, heirs, executors, administrators, successors, and assigns (collectively referred to as “Releasors”), and Theravance Biopharma US, Inc. (“Theravance Biopharma” or “the Company”), and its predecessors, successors, assigns, related entities, its past, present and future parent companies, stockholders, sister companies, subsidiaries, divisions, officers, directors, partners, insurers, employees, agents and attorneys, past and present (collectively referred to as “Affiliates”).  Theravance Biopharma and its Affiliates are collectively referred to herein as “Released Parties.” This Agreement may also refer to any of the Releasors or Released Parties as a “Party” or collectively as “the Parties.”

1. Last Day of Employment:  Employee's last day of employment with Theravance Biopharma is Friday, March 01, 2019, the “Separation Date.”  Employee will be paid at her present rate of base pay through her last day of employment.  On Employee’s Separation Date, she also will receive any accrued but unused vacation pay, subject to all applicable withholding taxes.

Prior to the Separation Date, Employee must return to Theravance Biopharma all documents (paper and electronic, including all copies of the same) and all other property in Employee’s possession or custody in any way relating to the business of Theravance Biopharma.  Such property includes, but is not limited to, any computer or other electronic equipment that has been provided to Employee by Theravance Biopharma.  Employee’s failure to return Company property shall forfeit Employee’s eligibility to receive severance per the terms of this Agreement.

2. Consideration:  In consideration for Employee signing this Agreement and her compliance with the promises made herein, Theravance Biopharma agrees:

A. Severance Payment:  Following the Separation Date, Theravance Biopharma will pay Employee a lump sum equivalent to six (6) months of Employee’s last base pay, which equals the gross amount of $242,321.49 and will be subject to all applicable withholding taxes (the “Severance Payment”). Theravance Biopharma will not accept this signed Agreement prior to the Separation Date.  The Severance Payment will be sent to Employee within fifteen (15) calendar days after the Separation Date provided (i) this Agreement has been signed by Employee and delivered to Theravance Biopharma in accordance with Section 7 of this Agreement and (ii), Employee has not revoked her acceptance pursuant to Section 7 of this Agreement.

Employee understands and agrees that Employee is solely responsible for and shall indemnify, defend, and hold Theravance Biopharma harmless from, any actions, proceedings, claims, or demands for the payment of any taxes, interest, penalties, levies, or assessments applicable to the separation compensation under this Agreement. Theravance Biopharma makes no representation as to the taxability of the amounts paid to Employee.

B. COBRA:  If Employee timely elects to continue medical, dental and/or vision coverage under the Theravance Biopharma Plan in accordance with the continuation requirements of COBRA, Theravance Biopharma shall pay for the cost of said coverage beginning on the first day of the month following the Separation Date and ending on the earliest of (a) Monday, September 30, 2019, (b) the expiration of Employee’s continuation coverage under COBRA or (c) the date Employee becomes eligible for health insurance in connection with new employment.  Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at her own expense.  Employee acknowledges that Employee is no longer eligible for deferral into the Company 401(k) plan, as set forth in that plan.

3. No Consideration Absent Execution of this Agreement:  Employee understands and agrees that she would not receive the monies and/or benefits specified in Section 2 of this Agreement, except for her execution of this Agreement and the fulfillment of the promises contained herein.

4. General Release of Claims:  Employee, on behalf of Employee and Releasors, knowingly and voluntarily releases and forever discharges Released Parties, of and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law or equity, in tort or in contract, by statute, pursuant to case law or otherwise (collectively, but without limitation, “claims”), whether now known or unknown, vested or contingent, suspected or unsuspected, and which have existed or may have existed, which do exist or may in the future exist arising out of or relating to facts, events, occurrences, or omissions up to and including the date that this Agreement is fully executed by the Parties; save and except for breaches of this Agreement.

This release shall include, without in any way limiting the generality of the foregoing language, all claims arising out of Employee’s employment with or separation from the Company, including but not limited to, all claims arising under the following, as they may have been amended:

•Title VII of the Civil Rights Act of 1964, as amended;

•The Civil Rights Act of 1991;

•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•The Employee Retirement Income Security Act of 1974, as amended;

•The Immigration Reform and Control Act, as amended;

•The Americans with Disabilities Act of 1990, as amended;

•The Age Discrimination in Employment Act of 1967, as amended;

•The Workers Adjustment and Retraining Notification Act, as amended;

•The Occupational Safety and Health Act, as amended;

•The California Fair Employment and Housing Act, as amended;

•Those provisions of the California Labor Code that may lawfully be released;

•The Sarbanes-Oxley Act of 2002, to the extent permitted by law;

•The Equal Pay Act, as amended, to the extent permitted by law;

•The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent permitted by law;

•Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq.;

•The Federal Fair Credit Reporting Act;

•The Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. §4301, et seq.;

•The United States Constitution;

•The California Constitution;

•The California Consumer Credit Reporting Agencies Act and the California Investigative Consumer Reporting Agencies Act;

•The Fair Labor Standards Act (FLSA);

•The Family and Medical Leave Act;

•The California Family Rights Act;

•California Business and Professions Code section 17200 et seq.;

•Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•Any claim based on violation of public policy, breach of contract, tort, or  any other common law claim; or

•Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

5. Civil Code 1542 Waiver:  Employee understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, which Employee has or may have against Theravance Biopharma and/or the Released Parties, and all rights under Section 1542 of the California Civil Code are hereby expressly waived by Employee.  Such section reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee agrees that she has read this Agreement, including the waiver of California Civil Code Section 1542.  Employee further agrees that she has had the opportunity to consult an attorney about the Agreement and specifically about the waiver of Civil Code Section 1542.  Employee acknowledges that she understands this Agreement and the Civil Code Section 1542 waiver.

Employee acknowledges that she may later discover facts different from or in addition to those she knows or now believes to be true with respect to the matters released or described in this Agreement.  Employee agrees that the releases and agreements set forth in this Agreement will remain effective in all respects notwithstanding any later discovery by Employee of any different or additional facts.  Employee agrees that she assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement.

Employee acknowledges that without such waiver of California Civil Code Section 1542, the Company would not have entered into this Agreement.

6. Affirmations:  Employee affirms that she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Theravance Biopharma or any of the Released Parties in any forum or form.  Employee further affirms that she has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Agreement. Employee furthermore affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act, the California Family Rights Act, or any other leave of absence provided for under federal, state, or local law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Theravance Biopharma or its officers, including any allegations of corporate fraud.  Both Parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee further affirms that all of Theravance Biopharma’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of the Agreement were not discriminatory based on age, disability, race, sex, gender, gender identity, color, religion, age, national origin, sexual orientation, military status, marital status, medical condition, or any other classification protected by federal, state, and local laws and ordinances.

7. Revocation:  Employee is entitled to twenty-one (21) calendar days from the date of receipt of the Agreement to consider this Agreement.  If Employee has not signed and returned the Agreement within the twenty-one (21) day review period, this Agreement becomes null and void.  If Employee signs and returns this Agreement within the twenty-one (21) day review period, Employee may revoke this Agreement for a period of seven (7) calendar days following the day she executes this Agreement.  Any revocation within this period must be submitted, in writing, to Dennis Driver and state, "I hereby revoke my acceptance of our Agreement and General Release."  The revocation must be personally delivered to Dennis Driver or his designee, or mailed to Dennis Driver at Theravance Biopharma, 901 Gateway Boulevard, South San Francisco, CA 94080 and postmarked within seven (7) calendar days of execution of this Agreement.  This Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of her last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

8. Confidentiality:  Employee acknowledges that as a result of Employee’s relationship with Theravance Biopharma , Employee has obtained knowledge of and gained access to information regarding Theravance Biopharma’s trade secrets, business, operations, acquisition strategy, policies, products, proposed products, processes, customer lists, software, marketing and promotional plans and materials, pricing policies, financial information and other trade secrets, confidential information and material proprietary to Theravance Biopharma  which is not generally known outside the Company, including information and material originated, discovered or developed in whole or in part by Employee (collectively, “Confidential Information”).  Employee acknowledges that Theravance Biopharma takes reasonable steps to preserve the confidentiality and prevent misuse of all Confidential Information.  Accordingly, Employee agrees to hold all Confidential Information strictly in confidence and not to use, copy, disclose or distribute any such Confidential Information to any person, corporation, firm, partnership or other entity, including existing or potential competitors or acquirers of Theravance Biopharma.

Employee hereby expressly agrees that Theravance Biopharma shall be entitled, in addition to the return of the Severance Payment, other damages and any other remedies provided by law, to an injunction or other equitable remedy respecting any violation of the Confidential Information provisions of this Agreement by Employee.  Employee reaffirms and agrees to comply with any confidentiality agreement and/or proprietary information and inventions agreement Employee signed for the benefit of Theravance Biopharma.  Additionally, Employee shall return and represents, warrants and agrees that on or before the Separation Date, Employee has returned to the Company all Confidential Information and any other property of the Company, including but not limited to, any laptop computers, facility access cards, cellphones or similar device, Theravance Biopharma credit cards or other Theravance Biopharma identification cards.

It is understood and agreed that the discussions and negotiations leading up to this Agreement and the terms and conditions of this Agreement (the “Terms”) are confidential and Employee hereby expressly represents, warrants and agrees that to the extent permitted by law Employee shall not, either directly or indirectly, disclose the Terms to any third party other than counsel and/or accounting professionals representing Employee or federal or state administrative agencies, including but not limited to the Internal Revenue Service and the California Franchise Tax Board.  Employee further agrees not to make, publish or otherwise disclose any disparaging or derogatory opinions, remarks or other statements about Theravance Biopharma and its Affiliates or their products, services and employees.

Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against Theravance Biopharma, without regard as to who brought any said complaint or charge.

9. Governing Law and Interpretation:  This Agreement shall be governed and conformed in accordance with the laws of the state of California without regard to its conflict of laws provision.  In the event Employee breaches any provision of this Agreement, Employee and Theravance Biopharma affirm that either may institute an action to specifically enforce any term or terms of this Agreement.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10. Nonadmission of Wrongdoing:  The Parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by either Party, or evidence of any liability or unlawful conduct of any kind.

11. Amendment:  This Agreement may not be modified, altered or changed except in writing and signed and dated by both Parties wherein specific reference is made to this Agreement.  Any modification or amendment must explicitly state it is intended to be an amendment to or modification of this Agreement.

12. References:  Any requests for information regarding Employee’s work relationship with Theravance Biopharma received by any director, officer, employee or agent of Theravance Biopharma with knowledge of this Agreement shall be referred to Theravance

Biopharma’s Human Resources Department without comment. Human Resources will only provide information about Employee’s position(s) held and dates that Employee performed services for Theravance Biopharma.

13. Representation by Counsel and Interpretation:  Theravance Biopharma and Employee each acknowledge the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement.  Accordingly, any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the Parties.  The term “including” and its variations are always used in the non-restrictive sense as if followed by a phrase such as “but not limited to.”

14. No Employment:  Employee acknowledges and agrees that Employee is releasing any right Employee may have to reinstatement of employment.

15. Knowing and Voluntary Agreement:  Employee expressly warrants that she has read and fully understands the Agreement, has consulted with legal counsel of her own choosing to have the terms of the Agreement fully explained to her, and is executing this Agreement voluntarily, free of any duress or coercion.

16. Attorneys’ Fees:  In any action at law or in equity, or in any arbitration, to enforce or construe any provisions or rights under this Agreement, the unsuccessful Party will pay the successful Party all costs, expenses, and reasonable attorneys’ fees.

17. Entire Agreement:  This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except the attached copy of Employee’s signed Proprietary Information and Inventions Agreement, which shall remain in full force.  Employee acknowledges that she has not relied on any representations, promises, or agreements of any kind made to her in connection with her decision to accept this Agreement, except for those set forth in this Agreement.

EMPLOYEE HAS BEEN ADVISED THAT SHE HAS TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN SECTION 2 ABOVE, EMPLOYEE FREELY AND

KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST THERAVANCE BIOPHARMA.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the latest date set forth below:

By: /s/ Dennis Driver

Dennis Driver

Senior Vice President,

Chief Human Resources Officer

Date: 01MAR2019

/s/ Shehnaaz Suliman

Shehnaaz Suliman

Date: 01MAR2019